EXHIBIT 10.1 PERSONAL & CONFIDENTAL Dear, We recognize that there have been a number of strategic company decisions made recently that have been impactful to the value of certain awards made under AMID’s long term incentive plan. We also recognize that retention of our Key Employees is critical to our ongoing growth and success as an organization. Therefore, we are putting a program in place that will hopefully show our Key Employees, such as yourself, that we value their contribution. This program is a Cash Retention Award that will be rolled out effective immediately. Cash awards in the amount of $6.00 per unvested phantom unit will vest alongside such phantom units, becoming payable upon the date such phantom units vest. The cash award would accelerate and fully vest (1) in the event the holder’s death or disability, or (2) if after a change of control, or within 120 days prior to a change in control, the holder’s employment is terminated by AMID for reasons not involving misconduct or failure to perform or the holder terminates his or her employment due to a significant demotion or a relocation requirement. Your potential schedule for payout of this cash award would look like the following: Vesting Date # of Units Cash Award Payment Any future cash award would be forfeited if you are no longer employed by AMID for any reason not defined above. The cash award will be payable in a single lump sum, less applicable taxes and withholdings, at the same time as the associated phantom unit is settled, which generally occurs within seven days of vesting. **This program does not apply to any Unit options, to any performance-based Unit awards or to any previously issued Units received upon settlement or conversion of any LTIP award and does not change the terms of the phantom units or any other equity award.

EXHIBIT 10.1 **This letter is only a summarization of the terms of the program and is qualified by the full terms of the program as approved by our board of directors. Any specific questions regarding this program should be referred to HR or Legal. Should you have any questions, please feel free to contact Human Resources. Thank you, AMERICAN MIDSTREAM PARTNERS Human Resources Team